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                                                                     Exhibit 5.1

                      [LETTERHEAD OF JAY O. WRIGHT, ESQ.]


                               September 14, 2001


The Board of Directors
SPEEDCOM Wireless Corporation
1748 Independence Blvd., G-6
Sarasota, Florida  34234

     Re:  SPEEDCOM Wireless Corporation Registration on Form S-3

Ladies and Gentlemen:

     This opinion is being given in connection with the registration by SPEEDCOM Wireless Corporation, a Delaware corporation ("SPEEDCOM") of 16,750,429 shares of common stock, par value $0.001 per share (the "Securities"), including 16,393,929 shares issuable upon conversion of Series B Convertible Preferred Stock and exercise of certain warrants, as described in SPEEDCOM's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement").

     As the general counsel for SPEEDCOM, I have examined and am familiar with the Registration Statement, SPEEDCOM's Amended and Restated Articles of Incorporation, as amended to date, SPEEDCOM's Amended and Restated Bylaws, the proceedings of SPEEDCOM's Board of Directors and committees thereof in connection with or with respect to the authorization and issuance of the Securities registered by the Registration Statement, and such other SPEEDCOM records, certificates, and other documents and matters of law as I deemed to be pertinent.

     Based upon my examination of such documents and my familiarity with such proceedings, it is my opinion that:

     1. Assuming that stockholders approve increasing SPEEDCOM's authorized common stock to 60 million shares, the Securities which are issuable will have been duly authorized and, when and if delivered in the manner described in the conversion provisions of the Designation of Rights and Preferences of the Series B Convertible Preferred Stock or the applicable warrant agreements, will be legally issued, fully paid and nonassessable.

     2. The shares of common stock held by the selling shareholders for resale pursuant to the Registration Statement are validly issued, fully paid and non-assessable.
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     I hereby consent to the inclusion of this opinion as Exhibit 5 in the
Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Sincerely,



                                              Jay O. Wright, Esq.

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